EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements of Endocare, Inc. pertaining to the Endocare, Inc. 2004 Stock Incentive Plan, Option Grants to Craig T. Davenport Pursuant to Written Compensation Agreements, Option Grants to William J. Nydam Pursuant to Written Compensation Agreements, Option Grants to Michael R. Rodriguez Pursuant to Written Compensation Agreements and Option Grant to Katherine Greenberg Pursuant to Written Compensation Agreement (Form S-8 No. 333-119825), the Endocare, Inc. Amended and Restated 1995 Stock Plan, the Endocare, Inc. Amended and Restated 1995 Director Option Plan, the Endocare, Inc. 2002 Supplemental Stock Plan and Option Grant to John V. Cracchiolo Pursuant to Written Compensation Agreement (Form S-8 No. 333-121702), of our report dated March 4, 2005 (except for Note 15, as to which the date is March 11, 2005, and Note 2, as to which the date is September 12, 2005), with respect to the consolidated financial statements and schedule of Endocare, Inc., and our report dated April 29, 2005, with respect to Endocare, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Endocare, Inc., as of December 31, 2004, included in this second amendment on Form 10-K/A for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
September 12, 2005